FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. SURPASSES $1 BILLION IN TOTAL ASSETS; ANNOUNCES INCREASE OF 20% IN QUARTERLY CASH DIVIDEND TO $0.06 PER SHARE

WEST SPRINGFIELD, MA—January 30, 2007—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $766,000, or $0.05 per diluted share, for the fourth quarter of 2006 compared to net income of $1.6 million, or $0.10 per diluted share, for the same period in 2005. The 2006 results were mainly impacted by net interest margin contraction, an increase in non-interest expenses and growth in average earning assets. For the year ended December 31, 2006, the Company earned $4.9 million, or $0.30 per diluted share, compared to $4.4 million for the 2005 period. Earnings-per-share data were not applicable to the year ended December 31, 2005 since the Company’s initial public offering was consummated in July 2005. The Company also announced a quarterly cash dividend of $0.06 per share payable on February 26, 2007 to shareholders of record as of February 12, 2007.

The Company’s total assets increased $102.4 million, or 11.3%, to $1.0 billion at December 31, 2006 compared to $906.5 million at December 31, 2005, reflecting strong loan growth. The balance sheet expansion was funded by cash flows from the investment securities portfolio, an increase in total deposits and the use of additional advances from the Federal Home Loan Bank.

"We are pleased with the results of our efforts to grow our franchise while maintaining excellent asset quality and a strong capital position,” commented Richard B. Collins, President and Chief Executive Officer. “During 2006, we achieved an important milestone as total assets reached $1 billion, we opened two new branches in Northampton and Westfield Massachusetts and we acquired a financial services business.” Mr. Collins also remarked that “while our performance continues to be affected by a challenging interest rate environment and a very competitive local market, we remain committed to improving our financial performance and enhancing shareholder value.”

Financial Highlights Include:

•
Gross loans increased $126.3 million, or 19.9%, to $762.1 million at December 31, 2006 compared to $635.8 million at December 31, 2005. Loan growth was solid in all categories, reflecting a sound local economy, a stable real estate market, a relatively low interest rate environment and successful business development efforts.

•	Asset quality remained strong, with the ratio of non-performing loans to total loans improving to 0.17% at December 31, 2006 compared to 0.27% at December 31, 2005.

•	At December 31, 2006, the allowance for loan losses to total loans was 0.95% and the allowance for loan losses to non-performing loans was 560%.

•
Total deposits increased $32.1 million, or 4.9%, to $685.7 million at December 31, 2006 compared to $653.6 million at December 31, 2005. Deposit growth was concentrated in transaction accounts (+1.1%), money market accounts (+7.7%) and certificates of deposit (+14.5%).

•
Net interest income declined $26,000 to $6.9 million for the three months ended December 31, 2006 compared to $7.0 million for the same period last year. Net interest margin contracted 30 basis points to 2.89% for the fourth quarter of 2006 in large part due to the flat to inverted yield curve, increasingly competitive pricing conditions for loans and deposits, a shift in deposit demand towards higher-yielding money market and time deposit accounts and the impact of increased short-term market interest rates on the cost to fund earning assets. The impact of net interest margin compression was lessened by an increase of $85.6 million, or 9.8%, in average earning assets mainly due to strong loan growth.

•	Non-interest income expanded $93,000, or 7.1%, to $1.4 million for the fourth quarter of 2006 from $1.3 million for the same period last year reflecting strong growth in fee income.

•
Non-interest expenses increased $1.1 million, or 19.5%, to $6.8 million for the three months ended December 31, 2006 from $5.7 million for the comparable period in 2005. The growth in non-interest expenses was primarily attributable to costs associated with Sarbanes Oxley Section 404 compliance, the Company’s Stock Based Incentive Plans, two new branches opened in 2006, a larger loan and deposit account base, new employees hired to support and facilitate the growth of the Company and annual wage increases.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 13 branch offices located throughout Western Massachusetts. Through its Financial Services Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands, except per share amounts)

	December 31,
Assets	2006	2005

Cash and cash equivalents	$25,419	$15,843
Securities available for sale, at fair value	190,237	226,465
Securities to be held to maturity, at amortized cost (fair value:
$3,227 at December 31, 2006 and $3,298 at December 31, 2005	3,241	3,325
Federal Home Loan Bank of Boston stock, at cost	9,274	6,588

Loans:
Residential mortgages	319,107	285,236
Commercial mortgages	175,564	150,099
Construction loans	54,759	28,872
Commercial loans	69,762	59,591
Home equity loans	112,739	86,045
Consumer loans	30,181	25,949
Total loans	762,112	635,792

Net deferred loan costs and fees	1,286	1,148
Allowance for loan losses	(7,218)	(6,382)
Loans, net	756,180	630,558

Other real estate owned	562	1,602
Premises and equipment, net	8,821	8,236
Bank-owned life insurance	6,304	6,031
Other assets	8,885	7,865

Total assets	$1,008,923	$906,513

Liabilities and Stockholders' Equity

Deposits:
Demand	$97,190	$93,301
NOW	37,523	39,922
Savings	65,475	87,253
Money market	165,984	154,177
Certificates of deposit	319,514	278,958
Total deposits	685,686	653,611

Federal Home Loan Bank of Boston advances	169,806	101,880
Repurchase agreements	10,425	8,434
Escrow funds held for borrowers	1,121	1,129
Accrued expenses and other liabilities	4,174	4,454
Total liabilities	871,212	769,508

Stockholders' Equity:
Preferred stock ($0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding)	-	-
Common stock ($0.01 par value; 60,000,000 shares authorized; 17,205,995
shares issued at December 31, 2006 and December 31, 2005)	172	172
Additional paid-in capital	75,506	78,446
Retained earnings	70,420	66,944
Unearned compensation	(5,772)	(6,092)
Accumulated other comprehensive loss	(1,951)	(2,465)
Treasury stock, at cost (51,445 shares at December 31, 2006)	(664)	-
Total stockholders' equity	137,711	137,005

Total liabilities and stockholders' equity	$1,008,923	$906,513

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$11,619	$9,272	$42,338	$34,540
Investments	2,082	2,317	8,843	7,970
Other interest-earning assets	235	144	1,021	723
Total interest and dividend income	13,936	11,733	52,202	43,233

Interest expense:
Deposits	5,106	3,647	18,696	12,300
Borrowings	1,892	1,122	5,951	3,906
Total interest expense	6,998	4,769	24,647	16,206

Net interest income before provision for loan losses	6,938	6,964	27,555	27,027

Provision for loan losses	342	92	969	917

Net interest income after provision for loan losses	6,596	6,872	26,586	26,110

Non-interest income:
(Loss) gain on sales of available for sale securities	(4)	2	(222)	3
Fee income on depositors’ accounts	1,062	993	4,190	3,744
Income from bank-owned life insurance	46	83	273	326
Other income	295	228	1,151	947
Total non-interest income	1,399	1,306	5,392	5,020

Non-interest expense:
Salaries and benefits	3,715	3,037	12,888	11,167
Occupancy expenses	524	406	1,792	1,494
Marketing expenses	343	466	1,436	1,386
Data processing expenses	661	571	2,474	2,371
Contributions and sponsorships	41	45	174	3,791
Professional fees	446	325	1,148	732
Other expenses	1,114	875	4,124	3,171
Total non-interest expense	6,844	5,725	24,036	24,112

Income before income taxes	1,151	2,453	7,942	7,018

Income tax expense	385	877	3,018	2,649

Net income	$766	$1,576	$4,924	$4,369

Earnings per share:
Basic	$0.05	$0.10	$0.30	NA
Diluted	$0.05	$0.10	$0.30	NA

Weighted average shares outstanding:
Basic	16,285	16,589	16,468	NA
Diluted	16,314	16,589	16,476	NA

NA - Not applicable

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
	2006	2006	2006	2006	2005

Operating Results:
Net interest income	$6,938	$6,944	$6,765	$6,908	$6,964
Loan loss provision	342	165	300	162	92
Non-interest income	1,399	1,294	1,441	1,258	1,306
Non-interest expenses	6,844	5,580	5,836	5,776	5,725
Net income	766	1,513	1,290	1,355	1,576

Performance Ratios (annualized):
Return on average assets	0.31%	0.62%	0.55%	0.59%	0.70%
Return on average equity	2.23%	4.44%	3.75%	3.93%	4.62%
Net interest margin	2.89%	2.96%	2.96%	3.10%	3.19%
Non-interest income to average total assets	0.57%	0.53%	0.61%	0.55%	0.58%
Non-interest expense to average total assets	2.77%	2.30%	2.47%	2.51%	2.53%
Efficiency ratio	82.09%	65.99%	71.12%	70.73%	69.23%

Per Share Data:
Diluted earnings per share	$0.05	$0.09	$0.08	$0.08	$0.10
Book value per share	$8.03	$7.95	$8.00	$7.98	$7.96
Market price at period end	$13.80	$12.93	$13.31	$12.03	$11.53

Risk Profile
Non-performing assets as a percent of total assets	0.18%	0.26%	0.28%	0.18%	0.37%
Non-performing loans as a percent of total loans, gross	0.17%	0.27%	0.33%	0.26%	0.27%
Allowance for loan losses as a percent of total loans, gross	0.95%	0.94%	0.98%	1.02%	1.00%
Allowance for loan losses as a percent of non-performing loans	560.40%	341.78%	294.82%	390.18%	371.91%
Equity as a percentage of assets	13.65%	13.90%	14.31%	14.49%	15.11%

Average Balances
Loans	$746,256	$714,918	$669,409	$640,832	$626,556
Securities	194,786	211,101	220,845	227,373	232,469
Total assets	988,939	969,962	945,262	921,155	903,971
Deposits	688,104	687,397	686,630	658,530	653,493
FHLB advances	150,301	134,833	111,316	112,641	102,010
Capital	137,219	136,279	137,639	137,768	136,415

Average Yields/Rates (annualized)
Loans	6.23%	6.18%	6.02%	5.99%	5.92%
Securities	4.28%	4.16%	4.10%	4.06%	3.99%
Total interest earning assets	5.81%	5.74%	5.52%	5.46%	5.37%

Savings accounts	0.84%	0.84%	0.83%	0.82%	0.60%
Money market/NOW accounts	2.69%	2.64%	2.61%	2.45%	2.31%
Certificates of deposit	4.48%	4.27%	4.07%	3.71%	3.43%
FHLB advances	4.79%	4.69%	4.03%	3.97%	4.15%
Total interest-bearing liabilities	3.73%	3.57%	3.30%	3.05%	2.84%